PENSKE AUTOMOTIVE REPORTS SECOND QUARTER RESULTS
____________________________________________________________

Income From Continuing Operations of $19.8 Million, or $0.22 Per Share

Total Debt Reduced by $368 Million Since Year-End

Same-Store Retail Sales Revenues Increase 8.1% vs. First Quarter 2009
___________________________________________________________

BLOOMFIELD HILLS, MI, July 29, 2009 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today reported second quarter income from continuing operations attributable to PAG of $19.8 million, or $0.22 per share attributable to common shareowners, which compares to $39.0 million, or $0.41 per share, in the second quarter last year. Total revenue in the second quarter was $2.3 billion compared to $3.3 billion in the same period last year.

Total retail sales revenues decreased 28.1% versus the comparable prior year period, driven principally by continuing broad-based weakness in the new vehicle market in the U.S. and the U.K. Same-store total retail revenues declined 31.3%. Excluding changes relating to exchange rates, total retail revenues on a same-store basis declined 24.9%. Despite the challenging operating environment, same-store service and parts revenues declined only 4.4% excluding changes relating to exchange rates.

During the second quarter, the Company further reduced its inventories and debt. As of June 30, 2009, inventories were $1.3 billion and total debt, including floor plan debt, was $2.2 billion, which represent reductions of $324 million and $368 million, respectively, since December 31, 2008. As of June 30, 2009, the Company had availability of $361 million under its revolving credit agreements.

“The performance of our business in the second quarter improved over the first quarter,” said Penske Automotive Group Chairman Roger Penske. “While market conditions are difficult, the cost reduction initiatives we implemented helped us remain profitable this year despite our decreased revenues. I am encouraged that our sales levels continued to improve sequentially. In fact, same-store retail revenues in the second quarter increased 8.1% compared to the first quarter of this year, including increases of 11.9% and 5.9%, respectively, in new and used retail sales revenues.”

Total revenues for the six months ended June 30, 2009, decreased 31.2% to $4.5 billion. Income from continuing operations attributable to PAG for the six months was $36.0 million, or $0.39 per share attributable to common shareowners, which compares to $70.8 million and $0.74 per share, respectively, in the comparable period in the prior year. The 2009 results include $6.5 million, or $0.07 per share, of after-tax gain relating to the repurchase in the first quarter of $69 million principal amount of the Company’s 3.5% Senior Subordinated Convertible Notes due 2026. Excluding this gain, adjusted income from continuing operations attributable to PAG amounted to $29.5 million, or $0.32 per share attributable to common shareowners.

Securities Repurchase Authority

The Company’s Board of Directors previously approved repurchases of up to $150 million of the Company’s outstanding common stock, debt and convertible debt. During the second quarter, the Company did not repurchase any securities and has $44 million remaining under the program.

smart USA

During the second quarter, smart USA wholesaled 3,659 units. Consistent with other smaller, fuel efficient vehicles, lower gasoline prices and the challenging new vehicle sales environment in the U.S. are impacting smart fortwo vehicle sales. In response to the challenging retail environment, smart USA has launched finance and marketing campaigns to drive retail activity, and has implemented initiatives which it expects will result in annualized cost savings of approximately $3.5 million. During the quarter, smart USA also approved new retail centers in Nashville, TN, Oxnard, CA and New Orleans, LA, expanding the smart retail network in the U.S. to 78 franchises. For the year, smart USA now expects to wholesale approximately 18,000 units.

Saturn Memorandum of Understanding

In June 2009, the Company announced that it had entered into a Memorandum of Understanding (the “MOU”) with General Motors regarding the potential acquisition of certain assets relating to the Saturn automotive brand. Pursuant to the MOU, we would obtain the rights to the Saturn brand, acquire certain assets including the Saturn parts inventory, and have the right to distribute vehicles and parts through the Saturn dealership network. General Motors would continue to provide Saturn Aura, Vue and Outlook vehicles, on a contract basis, for an interim period. Due diligence and negotiations related to this transaction continue, and consummation of a transaction is subject to the completion of additional due diligence, regulatory and other approvals.

Conference Call

Penske Automotive will host a conference call discussing financial results relating to the second quarter of 2009 on July 29, 2009, at 2:00 p.m. EDT. To listen to the conference call, participants must dial (800) 230-1092 [International, please dial (612) 234-9959]. The call will be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 17 states and Puerto Rico and 150 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is also the exclusive distributor of the smart fortwo through its wholly-owned subsidiary smart USA Distributor LLC. smart USA supports 78 smart retail centers in the United States. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future sales and earnings potential, its ability to reduce its variable expenses, and the potential Saturn transaction noted above. Actual results may vary materially because of risks and uncertainties, including external factors such as consumer credit conditions, any potential restructuring of the U.S. automotive sector, macro-economic factors, interest rate fluctuations, changes in consumer spending and other factors over which management has no control and, with respect to the potential Saturn transaction, satisfaction of various conditions, such as required regulatory approvals, satisfactory completion of due diligence and other conditions, many of which are outside of our control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2008, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

This release contains certain non-GAAP financial measures as defined under SEC rules, such as adjusted income from continuing operations and related earnings per share, which exclude certain items disclosed in the release. The Company has reconciled these measures to the most directly comparable GAAP measures in the release. The Company believes that these non-GAAP financial measures improve the transparency of the Company’s disclosure and the period-to-period comparability of the Company’s results from operations.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Second Quarter
	2009	2008
Revenues:
New Vehicle	$1,091,374	$1,726,632
Used Vehicle	657,464	806,864
Finance and Insurance, Net	54,572	75,262
Service and Parts	332,108	359,389
Distribution	53,152	98,421
Fleet and Wholesale Vehicle	130,747	264,486

Total Revenues	2,319,417	3,331,054

Cost of Sales:
New Vehicle	1,005,265	1,582,160
Used Vehicle	598,154	746,588
Service and Parts	149,143	157,749
Distribution	45,702	82,605
Fleet and Wholesale Vehicle	126,823	265,790

Total Cost of Sales	1,925,087	2,834,892

Gross Profit	394,330	496,162
SG&A Expenses	328,035	393,042
Depreciation and Amortization	13,789	13,396

Operating Income	52,506	89,724
Floor Plan Interest Expense	(9,009)	(16,247)
Other Interest Expense	(13,663)	(12,423)
Debt Discount Amortization	(3,135)	(3,496)
Equity in Earnings of Affiliates	3,466	3,011

Income from Continuing Operations Before	30,165	60,569
Income Taxes
Income Taxes	(10,316)	(21,122)

Income from Continuing Operations	19,849	39,447
Loss from Discontinued Operations, Net of Tax	(5,682)	(1,189)

Net Income	14,167	38,258
Income Attributable to Non-Controlling Interests	(88)	(428)

Net Income Attributable to Common Shareholders	$14,079	$37,830

Income from Continuing Operations Per Diluted Share	$0.22	$0.41

Income Per Diluted Share	$0.15	$0.40

Diluted Weighted Average Shares Outstanding	91,592	95,499

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$19,849	$39,447
Income Attributable to Non-Controlling Interests	(88)	(428)

Income from Continuing Operations, net of tax	19,761	39,019
Loss from Discontinued Operations, net of tax	(5,682)	(1,189)

Net Income	$14,079	$37,830

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Statements of Income
(Amounts In Thousands, Except Per Share Data)
(Unaudited)

	Six Months
	2009	2008
Revenues:
New Vehicle	$2,062,462	$3,350,762
Used Vehicle	1,271,334	1,597,706
Finance and Insurance, Net	102,903	148,979
Service and Parts	659,143	717,715
Distribution	133,265	162,191
Fleet and Wholesale Vehicle	245,649	522,379

Total Revenues	4,474,756	6,499,732

Cost of Sales:
New Vehicle	1,905,050	3,069,868
Used Vehicle	1,156,115	1,471,903
Service and Parts	299,392	315,332
Distribution	114,016	136,222
Fleet and Wholesale Vehicle	238,134	522,843

Total Cost of Sales	3,712,707	5,516,168

Gross Profit	762,049	983,564
SG&A Expenses	640,554	786,268
Depreciation and Amortization	26,643	26,657

Operating Income	94,852	170,639
Floor Plan Interest Expense	(18,491)	(33,200)
Other Interest Expense	(28,142)	(24,292)
Debt Discount Amortization	(6,773)	(6,992)
Equity in Earnings of Affiliates	4,180	4,403
Gain on Debt Repurchase	10,429	—

Income from Continuing Operations Before	56,055	110,558
Income Taxes
Income Taxes	(20,026)	(38,905)

Income from Continuing Operations	36,029	71,653
Loss from Discontinued Operations, Net of Tax	(5,660)	(1,065)

Net Income	30,369	70,588
Income Attributable to Non-Controlling Interests	(8)	(863)

Net Income Attributable to Common Shareholders	$30,361	$69,725

Income from Continuing Operations Per Diluted Share	$0.39	$0.74

Income Per Diluted Share	$0.33	$0.73

Diluted Weighted Average Shares Outstanding	91,537	95,377

Amounts Attributable to Common Shareholders:
Reported Income from Continuing Operations	$36,029	$71,653
Income Attributable to Non-Controlling Interests	(8)	(863)

Income from Continuing Operations, net of tax	36,021	70,790
Loss from Discontinued Operations, net of tax	(5,660)	(1,065)

Net Income	$30,361	$69,725

PENSKE AUTOMOTIVE GROUP, INC.
Consolidated Condensed Balance Sheets
(Amounts In Thousands)
(Unaudited)

	6/30/09	12/31/08
Assets
Cash and Cash Equivalents	$21,871	$20,108
Accounts Receivable, Net	321,654	294,048
Inventories	1,264,758	1,589,105
Other Current Assets	99,924	88,251
Assets Held for Sale	5,550	15,428

Total Current Assets	1,713,757	2,006,940
Property and Equipment, Net	710,853	662,121
Intangibles	1,021,473	974,141
Other Long-Term Assets	305,443	318,947

Total Assets	$3,751,526	$3,962,149

Liabilities and Equity
Floor Plan Notes Payable	$777,803	$964,783
Floor Plan Notes Payable – Non-Trade	427,731	506,688
Accounts Payable	215,643	178,282
Accrued Expenses	203,307	195,994
Current Portion Long-Term Debt	12,623	11,305
Liabilities Held for Sale	8,213	23,060

Total Current Liabilities	1,645,320	1,880,112
Long-Term Debt	949,043	1,052,060
Other Long-Term Liabilities	259,167	221,556

Total Liabilities	2,853,530	3,153,728
Equity	897,996	808,421

Total Liabilities and Equity	$3,751,526	$3,962,149

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data

	Second Quarter		Six Months
	2009	2008	2009	2008
Total Retail Units:
New Retail	33,126	50,072	63,760	95,225
Used Retail	26,004	27,624	52,789	53,957

Total Retail	59,130	77,696	116,549	149,182

smart Wholesale Units	3,659	7,731	9,373	12,644

Same-Store Retail Units:
New Same-Store Retail	31,547	49,224	60,293	93,616
Used Same-Store Retail	24,442	27,291	49,299	53,179

Total Same-Store Retail	55,989	76,515	109,592	146,795

Same-Store Retail Revenue:
New Vehicles	$1,032,005	$1,700,979	$1,942,844	$3,296,339
Used Vehicles	613,578	797,035	1,180,459	1,572,843
Finance and Insurance, Net	51,927	74,231	97,695	146,810
Service and Parts	312,656	352,979	621,356	704,167

Total Same-Store Retail	$2,010,166	$2,925,224	$3,842,354	$5,720,159

Same-Store Retail Revenue Growth:
New Vehicles	(39.3%)	(8.4%)	(41.1%)	(6.9%)
Used Vehicles	(23.0%)	(2.8%)	(24.9%)	(0.5%)
Finance and Insurance, Net	(30.0%)	(3.4%)	(33.5%)	0.3%
Service and Parts	(11.4%)	0.7%	(11.8%)	0.8%
Revenue Mix:
New Vehicles	47.1%	51.8%	46.1%	51.6%
Used Vehicles	28.3%	24.2%	28.4%	24.6%
Finance and Insurance, Net	2.4%	2.3%	2.3%	2.3%
Service and Parts	14.3%	10.8%	14.7%	11.0%
Distribution	2.3%	3.0%	3.0%	2.5%
Fleet and Wholesale	5.6%	7.9%	5.5%	8.0%
Average Retail Selling Price:
New Vehicles	$32,946	$34,483	$32,347	$35,188
Used Vehicles	25,283	29,209	24,083	29,611
Gross Margin	17.0%	14.9%	17.0%	15.1%
Retail Gross Margin – by Product:
New Vehicles	7.9%	8.4%	7.6%	8.4%
Used Vehicles	9.0%	7.5%	9.1%	7.9%
Service and Parts	55.1%	56.1%	54.6%	56.1%

PENSKE AUTOMOTIVE GROUP, INC.
Selected Data (Continued)

	Second Quarter		Six Months
	2009	2008	2009	2008
Gross Profit per Retail Transaction:
New Vehicles	$2,599	$2,885	$2,469	$2,950
Used Vehicles	2,281	2,182	2,183	2,332
Finance and Insurance	923	969	883	999
Brand Mix:
BMW	21%	21%	22%	21%
Toyota / Lexus	18%	19%	18%	19%
Honda / Acura	15%	15%	15%	15%
Audi	11%	9%	10%	9%
Mercedes Benz	10%	10%	10%	10%
Porsche	4%	3%	4%	3%
Land Rover	3%	4%	4%	5%
Ferrari / Maserati	3%	4%	3%	4%
Other	15%	15%	14%	14%

	100%	100%	100%	100%
Premium	65%	65%	65%	65%
Foreign	30%	30%	30%	30%
Domestic Big 3	5%	5%	5%	5%

	100%	100%	100%	100%
Revenue Mix:
U.S.	64%	64%	64%	62%
International	36%	36%	36%	38%

	100%	100%	100%	100%
Rent Expense	$42,699	$39,808	$82,281	$79,617
			6/30/09	12/31/08

Debt to Total Capital Ratio			52%	57%
Debt Covenant Compliance (U.S.):
Current Ratio (min 1.00:1)			1.04:1	1.07:1
Fixed Charge Coverage Ratio (min 1.00:1)			1.18:1	1.24:1
Ratio of Non-Floorplan Debt to Stockholders’ Equity (max 1.30:1)			0.69:1	0.86:1
Funded Debt to EBITDA Ratio (max 2.50:1)			1.42:1	1.26:1
Debt Covenant Compliance (U.K.):
Capital Expenditures (max £50 million)			£23.8	£29.5
EBITAR to Fixed Charges (min 1.40:1)			1.91x	1.76x
Debt to EBITAR (max 3.25:1)			0.77x	1.45x